Exhibit 99.1

GOLUB CAPITAL BDC, INC. INCREASES SIZE OF CREDIT FACILITY

CHICAGO, IL, August 4, 2015 – Golub Capital BDC, Inc. (the “Company”) (NASDAQ: GBDC), a business development company, today announced that its wholly owned subsidiary, Golub Capital BDC Funding LLC (“Funding”), increased the size of its credit facility from $150 million to $200 million. In addition, the facility’s reinvestment period was extended from November 22, 2015 to July 29, 2017 and its final maturity date was extended from October 17, 2019 to July 30, 2020. The facility continues to be secured by all of the assets held by Funding and has a stated interest rate of one-month LIBOR (with no floor) plus 2.25% through the reinvestment period.

ABOUT GOLUB CAPITAL BDC, INC.

Golub Capital BDC, Inc. (“Golub Capital BDC”) is an externally-managed, non-diversified closed-end management investment company that has elected to be treated as a business development company under the Investment Company Act of 1940. Golub Capital BDC invests primarily in senior secured, one stop, second lien and subordinated loans of middle-market companies that are often sponsored by private equity investors. Golub Capital BDC’s investment activities are managed by its investment adviser, GC Advisors LLC, an affiliate of the Golub Capital group of companies (“Golub Capital”).

ABOUT GOLUB CAPITAL

Golub Capital is a nationally recognized credit asset manager with over $15 billion of capital under management. The firm has an award-winning middle market lending business. Golub Capital has four highly complementary business lines led by experienced teams of credit professionals: Middle Market Lending, Late Stage Lending, Broadly Syndicated Loans and Opportunistic Credit. Golub Capital’s lending offices are located in Chicago, New York and San Francisco. For more information, please visit the firm’s website atwww.golubcapital.com.

FORWARD-LOOKING STATEMENTS

This press release may contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Statements other than statements of historical facts included in this press release may constitute forward-looking statements and are not guarantees of future performance or results and involve a number of risks and uncertainties. Actual results may differ materially from those expressed or implied in the forward-looking statements as a result of a number of factors, including those described from time to time in filings with the Securities and Exchange Commission. Golub Capital BDC, Inc. undertakes no duty to update any forward-looking statement made herein. All forward-looking statements speak only as of the date of this press release.

Contact:

Ross Teune

312-284-0111

rteune@golubcapital.com

Source: Golub Capital BDC, Inc.